AMENDMENT NO. 1 DATED JULY 29, 2024 to Prospectus Supplement dated February 23, 2024 (To Prospectus dated July 14, 2023)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-273197

ImmunoPrecise Antibodies Ltd.

Up to U.S.$8,800,000
Common Shares

This Amendment No. 1 to Prospectus Supplement (this "Amendment") amends our prospectus supplement dated February 23, 2024 (the "Prospectus Supplement). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated July 14, 2023 (File No. 333-273197) (the "Prospectus"), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto. This Amendment is not complete without and may only be delivered or utilized in connection with, the Prospectus Supplement and the Prospectus, and any future amendments or supplements.

Our common shares (the "Common Shares") are listed for trading on the Nasdaq Global Market, or Nasdaq, under the symbol "IPA". On July 26, 2024, the closing sale price of our Common Shares as reported by Nasdaq was $0.86 per Common Share.

We previously entered into a sales agreement (the "Sales Agreement"), dated as of February 23, 2024, with Clear Street LLC ("Clear Street" or the "Agent"), relating to the sale of our Common Shares offered by the Prospectus Supplement and the Prospectus. Common Shares will only be sold on the facilities of an exchange or market outside Canada to purchasers who we have no reason to believe are resident in Canada and, in all other cases, to purchasers who are not located or resident in Canada. There will be no solicitations or advertising activities undertaken in Canada in connection with the offering. The Common Shares offered hereby have not been qualified for distribution by prospectus under the securities laws of any province or territory of Canada. See "Plan of Distribution" in the Prospectus Supplement.

We are filing this Amendment to amend the Prospectus Supplement to update the amount of Common Shares we are eligible to sell under General Instruction I.B.5 of Form F-3 and pursuant to the Sales Agreement. The aggregate market value of our outstanding Common Shares held by nonaffiliates, or public float, is $26,463,152, which is calculated based on 23,862,175 of our Common Shares outstanding held by non-affiliates as of July 26, 2024, at a price of $1.109 per share, the closing price of our Common Shares on Nasdaq on May 31, 2024. During the 12 calendar months prior to, and including, the date of this Amendment, we have not sold any securities pursuant to General Instruction I.B.5 of Form F-3. As a result of the limitations of General Instruction I.B.5, and in accordance with the terms of the Sales Agreement, we are reducing the aggregate sales price of the Common Shares that we may sell pursuant to the Prospectus Supplement, as amended by this Amendment, to $8,800,000, which does not include shares having an aggregate gross sales price of $1,725,383 that were sold pursuant to the Prospectus Supplement under General Instruction I.B.1 of Form F-3 as of July 29, 2024. If our public float increases such that we may sell additional amounts under the Sales Agreement and the Prospectus Supplement, as amended by this Amendment, we will file another amendment to the Prospectus Supplement prior to making additional sales.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and a foreign private issuer as defined under Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, and, as such, are subject to certain reduced public company reporting requirements.

Any investment in our Common Shares involves risks that should be carefully considered by prospective investors before purchasing shares. The risks outlined in this Amendment, the Prospectus Supplement and the Prospectus, and in the documents incorporated by reference therein, should be carefully reviewed and considered by prospective investors in connection with any investment in the Common Shares. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE SEC, OR ANY STATE SECURITIES COMMISSION OR ANY REGULATORY AUTHORITY NOR HAVE ANY SUCH AUTHORITIES PASSED UPON THE ACCURACY OR ADEQUACY OF THIS AMENDMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that the acquisition of our Common Shares as described herein may have tax consequences both in Canada and the United States. Such consequences for investors who are resident in, or citizens of, Canada or the United States may not be described fully herein. See "Certain U.S. Federal Income Tax Considerations" in the Prospectus Supplement. The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the laws of British Columbia, Canada, that some of our officers and directors may be located outside of the United States, that some or all of the experts named in the Registration Statement may be located outside of the United States, and that all or a substantial portion of our assets Company and said persons may be located outside the United States. See "Risk Factors" and "Enforcement of Civil Liabilities" in the Prospectus Supplement.

Clear Street

The date of this Amendment No. 1 to the Prospectus Supplement is July 29, 2024.